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                                                                   EXHIBIT 10.20

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

     AGREEMENT entered into this 27th day of JULY 2000, by and between FiberChem, Inc., a Delaware corporation, with its principal place of business at 1181 Grier Drive, Suite B, Las Vegas, Nevada 89119 (the "Company") and MELVIN W. PELLEY, residing at 2271 TRAFALGAR COURT, HENDERSON, NV 89014 (the "Executive").

                                   WITNESSETH:

     WHEREAS, the Company wishes to employ the Executive in the principal capacity of CHIEF FINANCIAL OFFICER of FIBERCHEM, INC. upon the terms and conditions contained herein;

     WHEREAS, the Executive is desirous of employment with the Company and is willing to accept such employment for the inducements and upon the terms and conditions contained herein; and

     WHEREAS, the Company has bargained, in connection with Executive's employment and in connection with the transactions contemplated by the Amended Arrangement Agreement dated as of May 26, 2000, between the Company and Intrex Data Communications Corp. ("Intrex"), of which Executive is a principal shareholder, for a covenant by the Executive not to compete with the Company's business.

     NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:

     1. EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts employment upon the terms and conditions set forth herein.

     2. TERM. The term of this Agreement shall commence on the date hereof and shall continue for an initial term of one (1) year; provided, however, that the term of this Agreement shall be automatically continued and extended, on the same terms and conditions as then in effect hereunder, for additional consecutive twelve month periods commencing upon such termination date, unless at least thirty (30) days before the date of termination of the initial term of this Agreement or of any such extended term, the Company shall give the Executive, or the Executive shall give the Company, notice in writing electing to terminate this Agreement as of such termination date.

     3.   DUTIES.

          (a) During the term of this Agreement, the Executive shall serve the Company in an executive capacity and shall perform such duties as are determined from time to time by the Company's Board of Directors. Unless prevented by death or disability, the Executive shall devote his full business time, allowing for vacations and national holidays, as set forth in Sections 5(a) and (e) hereof, and illnesses, exclusively to the business and affairs of the Company, and shall use his best efforts, skill and abilities to promote its interests. Nothing herein contained shall be construed


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as preventing the Executive from purchasing securities in any publicly held entity, if such purchases shall not result in his owning beneficially 2% or more of the equity securities of such company, provided such investment is not made in a company in competition with the Company.

          (b) It is hereby acknowledged that the Board of Directors of the Company has elected the Executive to serve as Chief Financial Officer of FiberChem, Inc. and the Company hereby agrees to use its best efforts to have the Executive continue to serve as Chief Financial Officer of FiberChem, Inc. during the term of this Agreement. The precise services of the Executive may be extended or curtailed from time to time at the direction of the Company's Board of Directors.

     4. COMPENSATION. For the services rendered by the Executive hereunder, the Company shall pay and the Executive shall accept the following compensation:

          (a) From the commencement of the term hereof through September 30, 2000, the Executive shall receive a base annual salary of One Hundred Thirty-Two Thousand dollars ($132,000) (the "Base Salary") which Base Salary shall be earned and shall be payable at such intervals not less frequently than monthly, in equal installments, and otherwise in such manner as is consistent with the Company's normal practice for remuneration of executives;

          (b) The Board of Directors shall review the Executive's base salary on each of the anniversary dates of the execution of this agreement in order to determine whether the Executive's salary should receive an upward adjustment;

          (c) The Executive shall be entitled to bonus compensation during the term hereof, as determined at the discretion of the Board of Directors of the Company;

          (d) The Executive's salary shall be payable subject to such deductions as are then required by law and such further deductions as may be agreed to by the Executive, in accordance with the Company's prevailing salary payroll practices.

     5. BENEFITS AND EXPENSES. During the term of this Agreement, the Executive shall be entitled to the following benefits and expense reimbursement:

          (a) The Executive shall be entitled to up to four (4) weeks of paid vacation per calendar year, in accordance with the Company's policy from time to time in effect as determined by the Board;

          (b) The Executive shall be entitled to participate in and/or receive all fringe benefits such as medical, disability, hospital and health insurance plans, and profit sharing, pension plan, life insurance and other plans, if any, which the Company may generally make available to its executives. The Executive shall also be included in the Directors and Officers' indemnification insurance policy, if obtained;

          (c) The Company shall also issue to the Executive a corporate credit card to be utilized by the Executive in connection with any additional out-of-pocket expenses which he may incur in connection with the performance of his duties. During the term of this Agreement, the Company shall, upon presentation of proper vouchers, also reimburse the Executive for all


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reasonable expenses incurred by him directly in connection with his performance of services as an officer and Executive of the Company;

          (d) The Corporation shall maintain a ______ million dollar ($__,000,000) key man policy insuring against the loss of Executive's life, which shall name the Company as beneficiary;

          (e) The Executive shall receive as paid days off all national holidays that the Company, pursuant to established policy, recognizes and observes.

          (f) The Executive shall receive a car allowance of $7,200.00 per year. All other expenses of maintaining a vehicle will be born by the Executive except to the extent that mileage shall be reimbursed for business trips of greater than 25 miles per trip.

     6.   DISABILITY AND DEATH.

          (a) DISABILITY - If, during the term of this Agreement, the Executive becomes so disabled or incapacitated by reason of any physical or mental illness so as to be unable to perform the services required of him pursuant to this Agreement for a continuous period of four (4) months, or for an aggregate of six
(6) months during any consecutive twelve (12) month period, then the Company may, upon 30 days' written notice to the Executive, terminate this Agreement. The Company shall purchase temporary and permanent disability insurance on the Executive. Payments made under such disability policy or policies shall not affect any other payments made to the Executive.

          (b) DEATH - This Agreement shall automatically terminate upon and as of the date of death of the Executive at any time during the term of this Agreement. Notwithstanding the termination of this Agreement by reason of the Executive's death, the Company shall pay to the Executive's estate his Base Salary, and shall continue family medical benefits coverage for the Executive's family, then in effect for a period of one (1) year following the date of such termination, such payment to be made in one lump sum no later than 3 months following the date of death.

     7.   COVENANTS AND RESTRICTIONS.

          (a) For a period of one (1) year following the termination of this Agreement (the "Non-Compete Period"), the Executive shall not, directly or indirectly, engage in, own, manage, operate, assist, join or control, or participate in the ownership, management, operation or control of any Restricted Enterprise (other than the Company or its affiliates), which engages or plans to engage in a Restricted Enterprise anywhere in the United States, whether as a director, officer, executive, agent, consultant, shareholder, partner, owner, independent contractor or otherwise. Notwithstanding the foregoing, these restrictions shall not prevent the Executive from earning his livelihood during the Non-Compete Period. As used herein, a "Restricted Enterprise" shall be any activity that competes with the business of the Company, including the business of Intrex, in any line of business that constitutes 5% or more of the net sales of the Company or Intrex on the date of termination of this Agreement. Notwithstanding the foregoing, the provisions of this Section 7(a) shall not apply if Executive's employment is terminated pursuant to Section 11(b) or
Section 12 of this Agreement.


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          (b)  The Executive agrees that he shall not divulge to others, nor shall he use to the detriment of the Company or in any business competitive with or similar to any business engaged in by the Company or any of its subsidiary or affiliated companies, at any time during his employment with the Company or thereafter, any Confidential Information obtained by him during the course of his employment with the Company. For the purpose of this Agreement, "Confidential Information" means any and all information developed by or for or processed by the Company or its affiliates of which the Executive has knowledge during the term of his employment that is (1) not generally known in any industry in which the Company or its affiliates does business during the Non-Compete Period or (2) not publicly available and treated as confidential.

          (c) During the Non-Compete Period, the Executive will neither solicit, hire or seek to solicit or hire any of the Company's personnel in any capacity whatsoever nor shall Executive induce or attempt to induce any of the Company's personnel to leave the employ of the Company to work for Executive or otherwise.

     8. REMEDIES. The Executive acknowledges that his breach of any of the restrictive covenants contained in Section 7 herein may cause irreparable damage to the Company for which remedies of law would be inadequate. Accordingly, the Executive breaches or threatens to breach any of the provisions of Section 7, the Company shall be entitled to appropriate injunctive relief, including, without limitation, preliminary and permanent injunctions, in any court of competent jurisdiction, restraining Executive from taking any action prohibited hereby. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of Section 7 is adjudicated to be invalid or unenforceable, Section 7 shall be deemed amended to delete therefrom the points so adjudicated, such deletion to apply only with respect to the operation of Section 7 in the jurisdiction in which the adjudication is made.

     9. INDEMNIFICATION. The Company hereby indemnifies and holds the Executive harmless for any and all expenses (including legal fees) or losses incurred by him in connection with the performance of his duties under this Agreement.

     10. PRIOR AGREEMENTS. The Executive represents that he is not now under any written agreement, nor has he previously, at any time, entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent him from giving freely and the Company receiving the exclusive benefit of his services.

     11.  TERMINATION PROVISIONS.

          (a) In addition to, and not in lieu of, the termination provisions set forth in Section 6 herein, the employment of the Executive hereunder may be terminated by the Company prior to the termination date of the initial term or any renewal term thereafter (as set forth in Section 2 hereof) for sufficient "cause," which cause is defined specifically in the event that the Executive is guilty of (i) a willful and reckless disregard to perform his duties as set forth in Section 3 herein, or (ii) willful misfeasance for which the Company is directly and adversely affected, or (iii) any act of dishonesty by the Executive bearing directly upon the Company. Termination of the Executive's employment by the Company for reckless disregard of his duties to the Company, willful misfeasance or an act of dishonesty with respect to the Company hereunder shall constitute, and is referred to elsewhere herein, as termination for "Cause." Such termination of the Executive's


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employment hereunder for Cause shall be effective upon delivery of written notice to the Executive which notice shall be a sworn affidavit from at least two non-interested parties, setting forth with specificity the exact nature of the "cause" for which the Executive is being terminated. Upon the termination of this Agreement for "cause" as set forth in this subparagraph, the Company shall not be obligated to make any further payments hereunder to the executive.

          (b) Notwithstanding any provisions in this Agreement to the contrary, the Company may terminate the employment of the Executive without Cause, but in such event the Company shall be obligated to pay the Executive any and all amounts payable to the Executive pursuant to Section 4 above for the greater of
(i) the remainder of the initial term or the extended term, as the case may be, of the Agreement in effect immediately prior to such termination, or (ii) one
(1) year (the "Remainder Term"), and the Company shall also continue for the Remainder Term to permit the Executive to receive or participate in all fringe benefits available to him pursuant to Section 5 above; provided, however, that during the Remainder Term any amounts payable to the Executive pursuant to this
Section 11(b), and any fringe benefits which he receives or in which he participates pursuant to this Section 11(b), shall be reduced by any payments or fringe benefits the Executive shall receive during the Remainder Term from any other source of employment which is unaffiliated with the Company.

     12.  CHANGE OF CONTROL.

          (a)  A "change of control" shall be deemed to occur when

               (i) the Executive is not elected as an officer of the Company (or one of its subsidiaries or affiliates);

               (ii) the Company's shareholders approve (x) a merger or consolidation in which the Company is not the surviving corporation and/or which results in any reclassification or reorganization of the then outstanding Common Stock, (y) a sale of all or substantially all of the Company's assets or capital stock or (z) a plan of liquidation or dissolution of Company;

               (iii) the Common Stock is first purchased pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company) affecting at least 25% of the Common Stock or any other sale of at least 25% of the Common Stock to a person or group of persons who are not officers, directors or 5% shareholders of the Company on the date hereof; or

               (iv) there is any other material change in ownership or management of the Company after which (x) the Executive is terminated or (y) in the sole determination of the Executive, there is a significant change in the Executive's duties, responsibilities, principal location of employment, or compensation.

          (b) In the event a change of control occurs at any time during the term of this Agreement:

               (i) the Executive may, by written notice to the Company within sixty (60) days after the date of such change of control, elect to terminate his employment with the Company within sixty (60) days after such notice (the "Termination Date"). If the Executive elects to terminate


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his employment pursuant to this Section 12, the Company shall pay the Executive, in addition to the remainder of his annual compensation, a "parachute payment," as said term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code") in an amount equal to 2.99 times the Executive's annual compensation (or such other amount then permitted by the Code), including the Base Salary, bonus compensation or other remuneration and fringe benefits, if any. This amount shall be payable by the Company to the Executive in one lump sum payment within sixty (60) days of the Termination Date. The Executive shall be responsible for payment of all income or excise taxes which may become due as a result of the Company's payment to him of any "excess parachute payments," as such phrase is defined in Section 280G of the code, and

               (ii) any options beneficially owned by the Executive at the time of such change in control shall immediately vest in full and shall be exercisable by the Executive at any time prior to the expiration date of the respective options.

     13. ARBITRATION OF DISPUTES. All controversies, claims and disputes arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration conducted by the American Arbitration Association, in accordance with the Commercial Arbitration Rules of said Association in effect at the time of the controversy, claim or dispute. Judgment upon the award rendered by the Arbitrator (or Arbitrators) may be entered in any court having jurisdiction thereof.

     14. SUCCESSORS AND ASSIGN. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon the Executive, his heirs, executors, administrators, legatees and legal representatives.

     15. NOTICE. Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, to the parties of the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other.

     16. WAIVER. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

     17.  MISCELLANEOUS.

          (a) Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

          (b) This Agreement shall be construed and enforced in accordance with the laws


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of the State of Nevada applicable to agreements made and performed in such State without application to the principles or conflicts of laws.

          (c) This Agreement and all rights hereunder are personal to the Executive and shall not be assignable, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall, notwithstanding such assumption and/or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of the Company.

          (d) This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of the Executive's employment by the Company, as distinguished from any other contractual arrangements between the parties pertaining to or arising out of their relationship, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the Executive's employment by the Company. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of terms hereof shall be deemed valid unless by full performance by the parties hereto or by a writing signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement by him or it to be performed shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

          (e) The heading of the paragraphs herein are inserted for convenience and shall not affect any interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

"EXECUTIVE"                                 "COMPANY"
                                            FIBERCHEM, INC.


/s/ MELVIN W. PELLEY                        By:  /s/ GEOFF HEWITT
-----------------------------               --------------------------------
Name:  Melvin W. Pelley                     Name:  Geoff Hewitt
                                            Title: CEO


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